Exhibit 99.1

Earth Science Tech, Inc Initiates Up-Listing Process to the OTCQB Exchange with the OTC Markets Group, Inc.

Miami, FL, July 6, 2023, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a holding entity currently focused on the health and wellness industry, today announces that it has initiated the up-listing process to the OTCQB Exchange shortly after filing its March 31, 2023, YE report.

Becoming an OTCQB fully reporting company will increase the Company’s value, visibility, and transparency.

“We have made tremendous progress in the last year. Given where we are today, it is appropriate for the company to up-list. To me, this shows the commitment to transparency and execution of the entire team. Up-listing to OTCQB, is another step in the direction of becoming a great company.” Stated ETST’s CEO and Chairman of the Board of Directors, Giorgio R. Saumat.

About Earth Science Tech, Inc.

Earth Science Tech, Inc. is a holding entity currently in compounding pharmaceuticals and telemedicine through its wholly owned subsidiaries RxCompoundStore.com (“RxCompound”), LLC, Peaks Curative, LLC (“Peaks”), and Earth Science Foundation, Inc. (“Earth Science Foundation”).

To learn more, please visit: www.EarthScienceTech.com

RxCompoundStore.com, LLC.

RxCompound is a complete compounding pharmacy. RxCompound is currently licensed to fulfill prescriptions in the states of Florida, New York, New Jersey, Delaware, Pennsylvania, Rhode Island, Nevada, Colorado, and Arizona. RxCompound is in the application process to obtain licenses in the remaining states in which it is not yet licensed to fulfill prescriptions.

To learn more please visit: www.RxCompoundStore.com

About Peaks Curative, LLC.

Peaks is a telemedicine referral site focused on men’s health. Peaks’ prescription orders are exclusively fulfilled by RxCompound. Patients who order Peaks via monthly subscription receive their refills automatically. Currently, Peaks is focused on men’s health, more specifically, ED. The company intends to expand offerings to include over the counter (“OTC”) (non-prescription) products such as supplements and topicals. The OTC products will be custom manufactured or fulfilled through partnered companies under the Peaks brand and offered worldwide.

To learn more please visit: www.PeaksCurative.com

About Earth Science Foundation, Inc.

Earth Science Foundation is a favored entity of the Company, effectively being a non-profit organization that was incorporated on February 11, 2019, and is structured to accept grants and donations to help those in need of assistance in paying for prescriptions.

SAFE HARBOR ACT: Forward-Looking Statements are included within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, listing on the CSE, including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

Nickolas S. Tabraue

Chief Compliance Officer

(786) 375-7281

Nick@earthsciencetech.com